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                                                               Exhibit 99.1

MindSpring Purchases Netcom Assets From ICG Communications, Inc.

ATLANTA--(BUSINESS WIRE)--Jan. 6, 1999--MindSpring Enterprises, Inc. (Nasdaq:MSPG) today announced a definitive agreement with ICG Communications, Inc. (Nasdaq:ICGX) to purchase the Netcom customer base of approximately 400,000 individual Internet access accounts, 3,000 dedicated Internet access accounts, and 18,000 web hosting accounts in the United States. MindSpring will pay ICG Communications approximately $245 million, including $215 million in cash and $30 million in MindSpring stock.

The sale also encompasses various assets used in serving those subscribers, including leased operations facilities in San Jose, Calif. and Dallas. MindSpring also acquires all U.S. rights held by ICG Communications to the "Netcom" name, as well as select software and equipment. ICG Communications will retain the network assets and sell MindSpring wholesale access to the network under a separate network services agreement. The Netcom operations in Canada and the United Kingdom are not included in this transaction.

"This acquisition is consistent with our mission to become a major player in the telecommunications industry of the future," said Charles M. Brewer, chairman and CEO of MindSpring Enterprises. "We believe Netcom's assets and employees will enable MindSpring to expand the scope and depth of top-notch service that we currently provide to our customers. We look forward to a long-term networking relationship with ICG."

"We believe this acquisition, when completed, will put MindSpring over the 1 million dial-up subscriber mark," continued Brewer. "Not only have we demonstrated the ability to drive organic growth and successfully manage acquisitions, but we have done it profitably since the fourth quarter of 1997."

"This sale and the related network services agreement with MindSpring is consistent with our business plan to focus on our core telecommunications operations, and expand our customer base by building stronger relationships with Internet service providers," said J. Shelby Bryan, ICG Communications' president and chief executive officer. "We are confident that MindSpring will continue to provide our Netcom subscribers with affordable and quality service."

The Company expects the transaction to be completed later this quarter, subject to certain customary closing conditions and regulatory approvals.
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About ICG Communications

ICG Communications, Inc. (NASDAQ: ICGX) is a leading integrated communications provider (ICP) offering high-quality telecommunications services through its subsidiary operations. With headquarters in Englewood, Colo., ICG has extensive switched fiber-optic networks and offers local and long distance, enhanced telephony and data services in California, Colorado, the Ohio Valley and parts of the southeastern United States. ICG also is a leading designer and installer of copper, fiber and wireless infrastructure for buildings and campuses. Further information is available on ICG's web site located at http://www.icgcomm.com.

About MindSpring

MindSpring Enterprises, Inc. (NASDAQ:MSPG) is a leading Internet service provider focused on doing an exceptional job of serving its customers, its employees, its owners and its community by following its Core Values And Beliefs (http://www.mindspring.net/aboutms/cvb/). MindSpring's dial-up subscribers can browse the World Wide Web, send electronic mail, participate in informative online chats and access more than 20,000 newsgroups. MindSpring offers local Internet service throughout the United States, and is also a leading provider of Web hosting and domain registration services. For more information about MindSpring and its services, visit the Web site (http://www.mindspring.net/) or call 1-888-MSPRING to set up an account. MindSpring has received the following Awards & Recommendations:

-- 1998 MVP Award for Best National ISP, "It's a no-brainer for Internet access and small-biz Web hosting." -- PC Computing, January 1999.

-- 1998 HOC 100 Editor's Gold Award for Internet Service Provider, "Neither consumer-cute nor no-frills/no-fun, MindSpring is both the easiest and most efficient ISP for home-based workers." -- Home Office Computing, December 1998.

-- World Class Award for Best ISP, "It's hard to improve on what readers tell us is the best support in the business," -- PC World, July 1998.

-- Buy It recommendation of MindSpring as the national ISP providing the best value, ". . . its software selection beats the pants off the competition, and MindSpring's technical support gets our nod as the best overall," -- CNET: The Computer Network, November 1997 (Reiterated July 1998).

-- Best Buy, "This company prides itself on being 'patient,'" -- Smart Money Interactive, June 1998.

--   "Best Buy" for Web Hosting, Home Office Computing, April 1998.
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When used in this press release, the words discussing conditional or future-oriented expressions are intended to identify forward- looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from the possible results referred to in such forward-looking statements. Such risks and uncertainties may include, but are not limited to: the Corporation's successful integration of the new subscribers purchased in this transaction and the successful management of growth; conditions and developments in the Internet and technology markets and in the general economy; and other risks and uncertainties described from time to time in the Corporation's press releases and Securities and Exchange Commission reports and filings.

CONTACT: MindSpring Enterprises, Inc., Atlanta
Kirsten Witt, 404/287-0924
kirstenwitt@mindspring.net
or
Ed Hansen, 404/287-0893
edhansen@mindspring.net